Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the “Photonic Power Systems, Inc. 2002 Stock Option Plan, as amended,” of JDS Uniphase Corporation of our report dated July 30, 2004, except for the seventh paragraph of Note 15, as to which the date is September 2, 2004, with respect to the consolidated financial statements and schedule of JDS Uniphase Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

San Jose, California

June 6, 2005